EXHIBIT 4.2

BELVEDERE TRUST MORTGAGE CORPORATION

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT is made as of November 3, 2003 by and among Belvedere Trust Corporation, a Maryland corporation (the “Company”), and Anworth Mortgage Asset Corporation, a Maryland corporation (“Anworth”).

R E C I T A L S :

WHEREAS, the Company and Anworth are entering into that certain Series A Convertible Preferred Stock Purchase Agreement dated of even date herewith (the “Purchase Agreement”) providing for, among other things, the sale by the Company and the purchase by Anworth of shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred”);

WHEREAS, the sale of the Series A Preferred to Anworth is conditioned upon the rights set forth herein, including the registration rights set forth herein, being extended to Anworth and the Company desires to extend such rights herein.

NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Registration Rights.

1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” of any person or entity shall mean any other Person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Person or entity.

“Blue Sky Laws” shall mean state securities laws and applicable regulations.

“Board of Directors” shall mean the Board of Directors of the Company.

“Commission” shall mean the Securities and Exchange Commission of the United States or any other U.S. federal agency at the time administering the Securities Act.

“Common Stock” shall mean the Common Stock of the Company, par value $0.001 per share.

“Exchange Act” shall have the meaning set forth in Section 1.10(a).

“Excluded Securities” shall have the meaning set forth in Section 3.1.

“GAAP” shall have the meaning set forth in Section 2.1(a).

“Holder” shall mean Anworth (and any of its transferees as permitted by Section 1.11) holding Registrable Securities or securities convertible into or exercisable for Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 1.8(c).

“Indemnifying Party” shall have the meaning set forth in Section 1.8(c).

“Market Stand-Off Period” shall have the meaning set forth in Section 1.12.

“Preferred Holders” shall mean Holders who hold or hereafter acquire shares of the Preferred Stock.

“Preferred Stock” shall mean the Series A Preferred.

“Registrable Securities” shall mean any Common Stock outstanding and held by any Holder or any Common Stock hereafter acquired by any Holder issued or issuable on conversion of any Series A Preferred now held or hereafter acquired by any Holder, excluding shares of Common Stock that have been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, including, but not limited to, a registration pursuant to which such shares have been disposed of in accordance with the registration statement covering them, (B) distributed to the public pursuant to Rule 144 (or any similar rule then in force) under the Securities Act, or (C) sold or transferred in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that a new certificate(s) or other evidence of ownership for such shares not bearing restrictive legends have been delivered and no other restrictions on transfer exist.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses, excluding Selling Expenses (as defined below) except as otherwise stated below, incurred by the Company in complying with Sections 1.2, 1.3 and 1.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, the reasonable fees and expenses, not to exceed $50,000, of one counsel for Anworth (selected by Anworth), the fees and expenses of the independent accountants for the Company and Blue Sky fees and expenses. Registration Expenses specifically shall exclude Selling Expenses and the fees and disbursements of any additional counsel representing any other holder of the Company’s securities, all of which shall be borne by such other holder in all cases.

“Registration Notice” shall have the meaning set forth in Section 1.2.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, or any similar United States federal statute.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by Holders and any fees, expenses or other disbursements of any underwriter or agent acting on behalf of any Holders. Such expenses shall be borne by the Holders or the underwriter or agent, as agreed between the Holders and the underwriter or agent.

“Shelf Registration Statement” shall mean a registration statement of the Company (and any other entity required to be a registrant with respect to such registration statement pursuant to the requirements of the Securities Act) that covers all of the Registrable Securities to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments (including post-effective amendments) to such registration statement, and all exhibits thereto and materials incorporated by reference therein.

1.2. Requested Registrations.

(a) Request for Registration. In the event the Company shall receive from Anworth a written request that the Company effect any registration with respect to not less than ten percent (10%) of the then outstanding Registrable Securities with an anticipated aggregate offering price, net of any underwriting discounts and commissions, in excess of One Million dollars ($1,000,000) (a “Registration Notice”), the Company will, as soon as reasonably practicable, use its best efforts to effect such registration (including, without limitation, appropriate qualification under applicable Blue Sky Laws or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request. Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 1.2:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company already is subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) Prior to the earlier of (i) November 3, 2008 or (ii) six (6) months after the effective date of the Company’s first registered public offering of its stock (the “Initial Public Offering”);

(C) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company sold by the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is employing in good faith all reasonable efforts to cause such registration statement to become effective;

(D) After the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(E) If the Company shall furnish to Anworth a certificate signed by an officer of the Company stating that, in the good faith judgment of the

Board of Directors (excluding for all purposes the vote of any member of the Board of Directors who is a representative or Affiliate of Anworth), (i) it would be detrimental to the Company or its shareholders for a registration statement to be filed in the near future, or (ii) that a material event has occurred that has not been disclosed publicly and, if disclosed, would have a detrimental effect on the Company or its ability to consummate the offering under the registration requested hereunder, then the Company’s obligation to use its best efforts to register under this Section 1.2 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from Anworth, provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period.

Subject to the foregoing clauses (A) through (E), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request of Anworth, but in no event shall the Company be required to file any such registration statement sooner than forty-five (45) days following such request.

(b) Underwriting. In the event that a registration pursuant to this Section 1.2 is for a registered public offering involving an underwriting, the right of Anworth to registration pursuant to Section 1.2 shall be conditioned upon Anworth’s participation in the underwriting arrangements required by this Section 1.2, and the inclusion of Anworth’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein. The Company and Anworth shall enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company.

1.3. Company Registrations.

(a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to stock option or other employee benefit plans, (ii) a registration relating solely to a Commission Rule 145 transaction, or (iii) a registration on Form S-4 or Form S-8 or any form substituted therefor, the Company will:

(i) promptly give to Anworth written notice thereof pursuant to Section 6.2 hereof; and

(ii) include in such registration (and any related qualification under Blue Sky Laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests received by the Company from Anworth within fifteen (15) days after Anworth’s receipt of such written notice from the Company.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company so shall advise Anworth as a part of the written notice given pursuant to Section 1.3(a)(i). In such event the right of Anworth to registration pursuant to this Section 1.3 shall be conditioned upon Anworth’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. If Anworth proposes to distribute its securities through such underwriting, Anworth shall enter, together with the Company, into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the

Company. Notwithstanding any other provision of this Section 1.3, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities and other securities to be included in such registration. The Company shall so advise Anworth, and the number of shares that may be included in the registration and underwriting shall be allocated, first, to the Company, and second to Anworth. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to Anworth to the nearest one hundred (100) shares. If Anworth desires to withdraw from the registration, it may only do so during the period of time and on the terms agreed to by Anworth, the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require pursuant to Section 1.12.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not Anworth has elected to include Registrable Securities in such registration; provided, however, if Anworth elect to use their demand registration right, pursuant to Section 1.2 hereof, then such registration shall be governed by Section 1.2 and it shall not be terminated, except as set forth in Section 1.2(a).

1.4. Shelf Registration.

(a) Filing of Shelf Registration Statement. The Company shall cause to be filed upon the earlier to occur of (i) the six-month anniversary of the Company’s Initial Public Offering, and (ii) the fifth anniversary of the date of this Agreement, or as soon as practicable thereafter, the Shelf Registration Statement providing for the sale by Anworth of all of the Registrable Securities in accordance with the terms hereof and will use its best efforts to cause such Shelf Registration Statement to be declared effective by the SEC as soon thereafter as is practicable. The Company agrees to use its reasonable efforts to keep the Shelf Registration Statement with respect to the Registrable Securities continuously effective for a period expiring on the earlier of (i) the date on which all of the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant thereto and (ii) the date on which (A) all Shares held by Anworth, in the opinion of counsel for Anworth, which counsel shall be reasonably acceptable to the Company, are eligible for sale pursuant to Rule 144 under the Securities Act and could be sold in one transaction in accordance with the volume limitations contained in Rule 144(e)(1)(i) under the Securities Act. Subject to Sections 1.4(b), the Company further agrees to amend the Shelf Registration Statement if and as required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act or any rules and regulations thereunder. The substantive provisions of Section 1.2(b) shall be applicable to each such registration initiated under this Section 1.4 involving an underwriting.

(b) Limitations. Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 1.4:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii) within a six (6) month period immediately following the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to a stock option or other employee benefit plan);

(iii) if the Company shall furnish to Anworth a certificate signed by an officer of the Company stating that in the good faith judgment of the Board of Directors (excluding for all purposes the vote of any member of the Board of Directors who is a representative or Affiliate of Anworth) (i) it would be detrimental to the Company or its shareholders for a registration statement to be filed in the near future, or (ii) that a material event has occurred that has not been disclosed publicly and, if disclosed, would have a detrimental effect on the Company or its ability to consummate the offering under the registration requested hereunder, then the Company’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file such registration by such Holder; provided, however, that the Company shall not utilize this right more than once in any twelve (12)-month period.

1.5. Limitations on Subsequent Registration Rights. From and after the date hereof, the Company will not enter into any agreement with any holder or prospective holder of the Company’s securities which agreement is in conflict with the provisions hereof or which grants any holder or prospective holder of the Company’s securities registration rights which are senior to or pari passu with those granted to Anworth herein.

1.6. Expenses of Registration.

(a) Registration Expenses. The Company shall bear all Registration Expenses incurred in connection with all registrations pursuant to Sections 1.2, 1.3 and 1.4. In the event Anworth withdraws a Registration Notice, abandons a registration statement or, following an effective registration pursuant to Section 1.2 hereof, does not sell Registrable Securities, then all Registration Expenses in respect of such Registration Notice shall be borne, at Anworth’s option, either by Anworth or by the Company (in which case, if borne by the Company, such withdrawn or abandoned registration shall be deemed to be an effective registration for-purposes of Section 1.2(a)(ii)(D) hereof).

(b) Selling Expenses. All Selling Expenses relating to securities registered on behalf of Anworth shall be borne by Anworth.

1.7. Registration and Qualification. If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will as promptly as is practicable:

(a) prepare and file with the Commission, within the time frame set forth in the last of Section 1.2(a) hereof or the first paragraph of Section 1.4 hereof, as applicable, and use its best efforts to cause to become effective, a registration statement under the Securities Act relating to the Registrable Securities to be offered on such form as Anworth, or if not filed pursuant to Section 1.2 or Section 1.4 hereof, the Company, determines and for which the Company then qualifies;

(b) prepare and file with the Commission such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until (i) in the case of a Registration Statement filed pursuant to Section 1.2 hereof, the earlier of such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in such registration statement or the expiration of ninety (90) days after such registration statement becomes effective; provided that such ninety (90) day period shall be extended in the case of a registration pursuant to Section 1.2 hereof for such number of days that equals the number of days elapsing from (A) the date the written notice contemplated by Section 1.7(f) hereof is given by the Company to (B) the date on which the Company delivers to the Selling Holders the supplement or amendment contemplated by Section 1.7(f) hereof; or (ii) in the case of a Registration Statement filed pursuant to Section 1.4 hereof; until the expiration of the time periods set forth therein;

(c) furnish to Anworth and to any underwriter of Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as Anworth or such underwriter reasonably may request;

(d) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of such registration statement at the earliest possible moment;

(e) if requested by Anworth, (i) furnish to Anworth an opinion of counsel for the Company addressed to Anworth and dated the date of the closing under the underwriting agreement (if any) (or if such offering is not underwritten, dated the effective date of the registration statement), and (ii) use its best efforts to furnish to Anworth a “comfort” or “special procedures” lever addressed to Anworth and signed by the independent public accountants who have audited the Company’s financial statements included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other matters as Anworth reasonably may request and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements;

(f) notify Anworth in writing (i) at any time when a prospectus relating to a registration hereunder is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and in either such case (i) or (ii) at the request of Anworth prepare and furnish to Anworth a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

(g) use its best efforts to list all such Registrable Securities covered by such registration statement on each securities exchange and inter-dealer quotation system on which a class of common equity securities of the Company is then listed, and to pay all fees and expenses in connection therewith; and

(h) upon the transfer of shares by Anworth in connection with a registration hereunder, furnish unlegended certificates representing ownership of the Registrable Securities being sought in such denominations as shall be requested by Anworth or the underwriters.

1.8. Indemnification.

(a) By Company. To the extent permitted by law, the Company will indemnify and hold harmless Anworth, each of its officers and directors and partners, and each person controlling Anworth within the meaning of Section 15 of the Securities Act, with respect to which registration has been effected pursuant to this Agreement against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus included within such registration statement or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration. The Company will reimburse Anworth, each of its officers, directors and partners, and each person controlling Anworth, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by Anworth or controlling person specifically for use therein. If Anworth is represented by counsel other than counsel for the Company, the Company will not be obligated under this Section 1.8(a) to reimburse legal fees and expenses of more than one separate counsel for Anworth. The Company will also indemnify underwriters participating in the distribution, and each person who controls such underwriters within the meaning of Section 16 of the Securities Act, to the same extent customarily requested by such persons in similar circumstances.

(b) By Anworth. To the extent permitted by law, Anworth will indemnify and hold harmless the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, and each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by Anworth and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of Anworth under this subsection (b) shall be limited in an amount equal to the net proceeds from the shares sold by Anworth, unless such liability arises out of or is based on willful misconduct by Anworth. The Company also shall be entitled to receive indemnities from underwriters participating in the distribution to the same extent as customarily furnished by such persons in similar circumstances.

(c) Procedure for Indemnification. Each party indemnified under paragraph (a) or (b) of this Section 1.8 (the “Indemnified Party”) promptly (but in any event no more than fifteen (15) days) after receipt of notice of any claim or the commencement of any action against such Indemnified Party in respect of which indemnity may be sought, shall notify the party required to provide indemnification (the “Indemnifying Party”) in writing of the claim or the commencement thereof, providing reasonable detail of such claim or action together with copies of all correspondence received by the Indemnified Party in connection therewith; provided that the failure of the Indemnified Party to notify the Indemnifying Party within the time period required shall not relieve the Indemnifying Party from any liability which it may have to an Indemnified Party on account of the indemnity agreement contained in paragraph (a) or (b) of this Section 1.8, unless the Indemnifying Party was prejudiced materially by such failure, and in no event shall relieve the Indemnifying Party from any other liability which it may have to such Indemnified Party. If any such claim or action shall be brought against an Indemnified Party, it shall notify the Indemnifying Party thereof in writing within the time period required above and the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable (except to the extent the proviso to this sentence is applicable, in which event it will be so liable) to the Indemnified Party under this Section 1.8 for any legal or other expenses subsequently incurred by the Indemnified Patty in connection with the defense thereof; provided that each Indemnified Party shall have the right to employ separate counsel to represent it and assume its defense (in which case, the Indemnifying Party shall not represent it) if (i) upon the written advice of counsel that the representation of both parties by the same counsel would cause an actual and material conflict of interest between them, or (ii) in the event the Indemnifying Party has not assumed the defense thereof within fifteen (15) business days of receipt of written notice of such claim or commencement of action, and in which case the fees and expenses of one such separate counsel for all Indemnified Parties reasonably acceptable to the Indemnifying Party shall be paid by the Indemnifying Party. If the Indemnified Parties employ such separate counsel they will not enter into any settlement agreement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnifying Party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief (other than monetary damages for which the Indemnifying Party shall be responsible hereunder) shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. In any action hereunder as to which the Indemnifying Party has assumed the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, and, except as set forth above, at its sole expense, and the Indemnifying Party shall not be obligated hereunder to reimburse the Indemnified Party for the fees and costs thereof.

(d) Contribution. If the indemnification provided for in this Section 1.8 shall for any reason be held to be unenforceable by a court of competent jurisdiction although applicable in accordance with its terms to an Indemnified Party in respect of any loss, claim, damage or liability, or any action in respect thereof, in lieu of indemnifying such Indemnified Party, each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to (i) information supplied specifically for use in any registration statement, prospectus, offering circular or other similar document by the Indemnifying Party on the one hand or the Indemnified Party on the other, (ii) the intent of the parties and their relative knowledge, (iii) access to information and (iv) opportunity to correct or prevent such statement or omission, but not by reference to any Indemnified Party’s stock ownership in the Company. In no event, however, shall Anworth be required to contribute in excess of the amount of the net proceeds received by Anworth in connection with the sale of Registrable Securities in the offering which is the subject of such loss, claim, damage or liability. The amount paid or payable by an Indemnified Party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 1.8, each officer of the Company who signed a registration statement relating to the offering to which any losses, claims, damages or liabilities or actions relate, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, shall have the same rights to contribution as the Company.

(e) Survival. The obligations of the Company and Anworth under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.9. Information by Anworth. If Anworth is including any Registrable Securities in any registration, Anworth promptly shall furnish to the Company in writing such information regarding Anworth as shall be necessary to enable the Company to comply with the provisions hereof in connection with any registration, qualification or compliance referred to in this Agreement.

1.10. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) Furnish to Anworth forthwith upon prior written request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as Anworth may reasonably request in availing itself of any rule or regulation of the Commission allowing Anworth to sell any such securities without registration.

1.11. Transfer of Registration Rights. The rights to cause the Company to register securities granted Anworth under Sections 1.2, 1.3 and 1.4 may be assigned in connection with any transfer or assignment by Anworth of Registrable Securities provided that: (a) such transfer may otherwise be effected in accordance with applicable securities laws; (b) such transfer is effected in compliance with the restrictions on transfer contained in this Agreement and in any other agreement between the Company and Anworth; and (c) such assignee or transferee agrees in writing to be bound by the terms of this Agreement and assumes all of the obligations of Anworth hereunder. No transfer or assignment will divest Anworth or any subsequent owner of such rights and powers unless all Registrable Securities are transferred or assigned.

1.12. Market Stand-Off Agreement. Anworth hereby agrees that, for so long as such Holder holds at least one percent (1.0%) of the then outstanding voting securities of the Company, during the period of duration specified by the Company or, if applicable, an underwriter of Common Stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Act (“Market Stand-Off Period”), it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who consent in writing to be similarly bound) any securities of the Company held by it at any time during such period, except Common Stock included in such registration; provided, however, that:

(a) such Market Stand-Off Period shall be applicable only to the first two (2) such registration statements of the Company which cover Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

(b) all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and

(c) such Market Stand-Off Period shall not: (i) exceed one hundred eighty (180) days in connection with the first registration statement of the Company, which covers Common Stock or other securities to be sold on its behalf to the public; and (ii) exceed ninety (90) days with respect to any subsequent registration statement.

Notwithstanding the foregoing, the obligations described in this Section 1.12 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4, Form S-14 or Form S-15 or similar forms which may be promulgated in the future.

This Section 1.12 shall be binding on all transferees or assignees of Registrable Securities, whether or not such persons are entitled to registration rights pursuant to Section 1.11, and if requested by the Company, any such transferee or assignee shall confirm in writing its agreement to be bound by the provisions hereof.

1.13. Termination of Registration Rights. Except for the provisions of Section 1.12, the registration rights granted in Sections 1.2, 1.3 and 1.4 shall terminate, with respect to Anworth, the sooner of such time as (a) the fifth anniversary of the closing date of the Initial Public Offering, or (b) all Registrable Securities held by Anworth can be sold pursuant to Rule 144 in a single transaction without compliance with the registration requirements of the Securities Act. The respective indemnities, representations and warranties of Anworth and the Company shall survive such termination.

2. Information Rights.

2.1. Financial Information. The Company will provide to Anworth the following information:

(a) As soon as reasonably practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles (“GAAP”) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and all certified by a nationally recognized public accounting firm.

(b) As soon as reasonably practicable after the end of each fiscal quarter and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarter, consolidated statements of income, consolidated statements of changes in financial condition, and a consolidated statement of cash flow of the Company and its subsidiaries for such quarter and for the current fiscal year to date, and setting forth in each case in comparative form the figures for corresponding quarters in the previous fiscal year, and setting forth in comparative form the budgeted figures for such quarter and for the current fiscal year then reported, prepared in accordance with GAAP (other than for accompanying notes), subject to changes resulting from year-end audit adjustments, all in reasonable detail and signed by the principal financial or accounting of ricer of the Company.

(c) An annual operating plan and budget for the next fiscal year of the Company containing revenue projections, profit and loss projections, cash flow projections, and capital expenditures, all on a quarterly basis, as soon as it is available but in any event within forty-five (45) days prior to the end of the current fiscal year.

2.2. Additional Information. The Company will also allow Anworth to visit and inspect any of the properties of the Company (at reasonable times and upon reasonable advance notice but in any event no more than two (2) times per calendar year) and will deliver or provide to Anworth with reasonable promptness such information and data, including access to books, records, officers and accountants, with respect to the Company and its subsidiaries as Anworth may from time to time reasonably request; provided, however, that with respect to any such information and data not contained in regularly prepared reports of the Company, Anworth requesting the same shall reimburse the Company for any reasonable costs incurred by the Company in providing such information, data or access.

3. Right of First Refusal.

3.1. General. Except for (i) securities issued pursuant to conversion rights applicable to the Preferred Stock, (ii) securities issued in a public offering pursuant to an effective registration statement under the Securities Act, (iii) securities issued pursuant to the Company’s acquisition of another corporation, or all or a portion of its assets, by merger, purchase of assets or other corporate reorganization, (iv) securities issued in connection with any stock split, recapitalization or stock dividend of the Company, (v) securities issued after the date hereof to employees, officers, or directors of, or contractors, consultants or advisors to, the Company pursuant to stock purchase or stock option plans, warrants, stock bonuses or awards, contracts or other arrangements that are approved by the Board of Directors, (vi) warrants or other securities issued to financial institutions lenders in connection with lease lines, loans or equipment lease financings approved by the Board of Directors, (vii) securities issued to technology providers or in connection with joint venture, partnering or development agreements approved by the Board of Directors; (viii) securities issued pursuant to the exercise of stock options outstanding as of the date hereof, or (ix) securities issued pursuant to the Purchase Agreement (collectively, the securities described in items (i) through (ix) above are referred to herein as the “Excluded Securities”), the Company will not authorize or issue any shares of stock of the Company of any class and will not authorize, issue or grant any options, warrants, conversion rights or other rights to purchase or acquire any shares of stock of the Company of any class without offering Anworth the right of first refusal described below.

3.2. Right of First Refusal. Anworth shall have a right of first refusal to purchase an amount of securities of the Company of any class or kind which the Company proposes to sell (other than the Excluded Securities) sufficient to maintain Anworth’s proportionate beneficial ownership interest in the Company. If the Company wishes to make any such sale of its securities, it shall give Anworth written notice of the proposed sale. The notice shall set forth (a) the Company’s bona fide intention to offer such shares and (b) the material terms and conditions of the proposed sale (including the number of shares to be offered and the price, if any, for which the Company proposes to offer such shares), and shall constitute an offer to sell such securities to Anworth on such terms and conditions. Anworth may accept such offer by delivering a written notice of acceptance to the Company within ten (10) days after Anworth has received notice of the proposed sale in accordance with Section 6.2 hereof. If Anworth exercises its right of first refusal, Anworth shall be entitled to participate in the purchase of such securities on a pro rata basis to the extent necessary to maintain Anworth’s proportionate beneficial ownership interest in the Company (for purposes of determining the pro rata interest of Anworth, Anworth or any other holder of the Company’s securities shall be treated as owning that number of shares of Common Stock into which any outstanding convertible securities (or convertible securities for which any outstanding options or warrants may be exercised) may be converted and for which any outstanding options or warrants may be exercised). If the Company does not enter into an agreement for the sale of such shares within ninety (90) days after the receipt of Anworth’s written notice of acceptance, the right provided hereunder shall be deemed to be revived and all future shares of stock of the Company of any class shall not be offered unless first re-offered to Anworth in accordance with this Section 3. Anworth shall be entitled to apportion the right of first refusal hereby granted among itself and its partners and Affiliates in such proportions it deems appropriate.

4. Issuances by Subsidiaries. If a subsidiary of the Company issues any of its securities to any person other than the Company or a wholly-owned subsidiary of the Company, such issuances shall be subject to the same right of first refusal principles as set forth in this Section 4.

5. Termination of Certain Provisions. The rights set forth in Sections 2.1 and 2.2, and the provisions of Sections 3 and 4, all shall terminate and be of no further force or effect upon the date the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

6. Board of Directors.

6.1. General. As provided in the Company’s Articles of Incorporation (the “Charter”) and the Bylaws of the Company (as amended and in effect as of the date hereof and as further amended and in effect from time to time thereafter in accordance with the provisions thereof and of the Charter, the “Bylaws”), all directors of the Company shall be elected by the holders of the Common Stock and the Preferred Stock, voting in accordance with the provisions of this Agreement, the Bylaws and the Charter. Each director shall serve in accordance with this Agreement and the Bylaws and, if continuing, shall stand for re-election annually, subject to the terms of this Section 6.

6.2. Board of Directors. The Company and Anworth hereby acknowledges and agree, and shall take or cause to be taken all actions reasonably necessary such that:

(a) the authorized membership of the Board of Directors shall be established and maintained at three (3) directors;

(b) for so long as Anworth continues to own any shares of the Preferred Stock, the Company and its shareholders shall cause to be elected to the Board a total of two (2) directors designated by Anworth (each, an “Anworth Director”), which Anworth Directors are hereby initially designated by Anworth as follows: Joseph Lloyd McAdams and Joseph E. McAdams;

(c) in the case of death, resignation, or other removal as provided in the Bylaws of any Anworth Director, Anworth shall have exclusive authority to elect in its discretion another individual to fill the vacancy created thereby; and

(d) no action shall be taken by the Board during the pendency of any vacancy due to death, resignation or removal of any Anworth Director, unless Anworth shall have failed, for a period of five (5) Business Days after written notice from the Company as to the vacancy, to designate a replacement.

6.3. Matters Requiring Investor Director Consent or Approval. In addition to and without limiting the authority of the Board of Directors or any applicable committee thereof with respect to such matters, the written consent or approval of both of the Anworth Directors shall be required for all matters relating to:

(a) the establishment of annual operating or capital budgets for the Company;

(b) hiring or termination actions with respect to any senior executive-level personnel;

(c) the adoption of, or any material amendment or supplement to or material deviation from, the Company’s Business Plan for each fiscal year;

(d) any amendment, alteration, waiver, or repeal of any provision of the Company’s Articles of Incorporation or Bylaws, including without limitation the preferences, privileges, special rights, or other powers of the Series A Preferred;

(e) any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Corporation, or any Change of Control of the Company. As used herein, “Change of Control” shall have occurred upon the effective date (a) of a dissolution or liquidation of the Corporation, or (b) of a reorganization, merger, or consolidation of the Company with one or more other corporations in which stockholders of the Company immediately prior to such reorganization, merger, or consolidation beneficially own less than 50% of the voting securities of the surviving corporation immediately following such reorganization, merger, or consolidation, or (c) of the transfer of substantially all of the capital stock of the Company to another corporation or other entity;

(f) any reclassification of the outstanding capital stock of the Company, including without limitation, by stock split, stock dividend, subdivision, combination, or recapitalization;

(g) any assignment for the benefit of creditors or commence any bankruptcy, dissolution, termination of corporate existence, or any similar action;

(h) the redemption, purchase, or other acquisition (or payment into or setting aside for a sinking fund for such purpose) any share or shares of the Company’s capital stock;

(i) the creation of any subsidiary of the Company (other than a wholly-owned subsidiary of the Company) or the issuance by any subsidiary of the Company of equity securities or the right to acquire equity securities other than to the Company;

(j) the taking of any action that results in the Company losing its status as a real estate investment trust under Section 856 of the Internal Revenue Code of 1986, as amended.

7. Miscellaneous.

7.1. Waivers and Amendments. With the written consent of the Company and Anworth, the obligations of the Company and the rights of Anworth under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent, the Company, when authorized by resolution of the Board of Directors, may amend this Agreement or enter into a supplementary agreement for the purpose of adding any provisions to this Agreement or adding any individual or entity as a party hereto, and to add such party’s names to the signature pages attached hereto upon such party’s executing a counterpart signature page of this Agreement. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a signed statement in writing. Any amendment, waiver or supplementary agreement effected in accordance with this paragraph shall be binding upon Anworth, each future holder of any Registrable Securities and the Company.

7.2. Notices. All notices and other communications required or permitted hereunder shall be in writing (or in the form of a telex or telecopy (confirmed in writing) to be given only during the recipient’s normal business hours unless arrangements have otherwise been made to receive such notice by telex or telecopy outside of normal business hours) and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, or telex or telecopy (as provided above) addressed as follows:

If to the Company:

Belvedere Trust Mortgage Corporation

1299 Ocean Avenue

Suite 250

Santa Monica, CA 90401

Attn: Chief Executive Officer

If to Anworth:

Anworth Mortgage Asset Corporation

1299 Ocean Avenue

Suite 250

Santa Monica, CA 90401

Attn: Chief Executive Officer

in each case with a copy (which shall not constitute notice) to:

Allen, Matkins, Leck, Gamble & Mallory, LLP

1901 Avenue of the Stars

Suite 1800

Los Angeles, CA 90067

Attn: Mark J. Kelson, Esq.

7.3. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be hand-delivered or mailed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt, being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

7.4. Descriptive Headings. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

7.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

7.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

7.7. Facsimile Signatures. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requires it.

7.8. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.9. Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

7.10. Entire Agreement; Supercedence. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement, including, without limitation, the Existing Investor Rights Agreement, which is hereby amended and superseded in its entirety by this Agreement.

7.11. Separability; Severability. If any provision of this Agreement is judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

* * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	BELVEDERE TRUST CORPORATION a Maryland corporation

	By:	/s/ Russell J. Thompson Russell J. Thompson, Chief Financial Officer

ANWORTH:	ANWORTH MORTGAGE ASSET CORPORATION a Maryland corporation

	By:	/s/ Lloyd McAdams Lloyd McAdams, Chief Executive Officer

40899964.1